CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 17, 2013, relating to the consolidated financial statements and consolidated financial highlights which appears in the November 30, 2012 Annual Report to Shareholders of Legg Mason Strategic Real Return Fund (one of the funds comprising Legg Mason Global Asset Management Trust), which is incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Consolidated Financial Highlights”, “The Fund’s Independent Registered Public Accounting Firm”, and “Consolidated Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

March 22, 2013